EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports, each dated February 14, 2022, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this annual report on Form 40-F.
We also consent to the incorporation by reference of such reports in:
- Registration Statements No. 333-5916, No. 333-8470, No. 333-9130, No. 333-151736, No. 333-184074, No. 333-227114 and No. 333-237979 on Form S-8 of TC Energy Corporation;
- Registration Statements No. 33-13564 and No. 333-6132 on Form F-3 of TC Energy Corporation;
- Registration Statements No. 333-151781, No. 333-161929, No. 333-208585, No. 333-250988 and No. 333-252123 on Form F-10 of TC Energy Corporation; and,
- Registration Statement No. 333-253333 and No. 333-261533 on Form F-10 of TransCanada PipeLines Limited.

/s/ KPMG LLP
Chartered Professional Accountants
February 14, 2022
Calgary, Canada